Exhibit 10.17

CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (the “Agreement”) is made effective as of January 19, 2005 between Entropic Communications, Inc. (“Entropic”), and Anton Monk (“Employee”), subject to the approval of the Entropic Board of Directors.

RECITALS

Employee is presently employed as the Vice President of Engineering for Entropic. Employee and Entropic desire to memorialize in writing their understanding regarding severance payments and vesting of options in the event of a Change of Control. Employee and Entropic acknowledge that this Agreement constitutes the entire agreement between the parties relating to severance benefits upon change of control and supersedes any and all other agreements, either oral or in writing, between Employee and Entropic and all other subsidiaries or affiliates of Entropic with respect to the matters discussed herein.

AGREEMENT

In consideration of the promises and of the mutual covenants contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties do hereby agree as follows:

1. Effect of Certain Terminations after Change in Control.

1.1 Severance Package. If within one (1) year after a Change of Control (as that term is defined below) Employee’s employment is terminated without “Cause,” or Employee resigns for good “Reason,” then Entropic will provide Employee with the following “Severance Package,” provided Employee complies with the conditions set forth in section I.2 below: (i) Employee will receive a severance payment equal to six (6) months of Employee’s base salary, payable in accordance with Entropic’s normal payroll practices; (ii) six (6) months of COBRA coverage paid by the Company; and (iii) accelerated vesting of fifty percent (50%) options granted to Employee under Entropic’s stock option plans that, as of the date of such termination without Cause or voluntary resignation for Good Reason, remain unvested, to the extent permissible by law. The acceleration of vesting provision set forth in this section 1.1 is notwithstanding and in addition to any existing vesting provisions set forth in Entropic’s stock option plans.

1.2 Conditions to Receive Severance Package. The Severance Package described above will be paid provided Employee meets the following conditions: (a) Employee complies with all surviving provisions of any confidentiality or proprietary rights agreement signed by Employee; and (b) Employee executes a full general release, in a form acceptable to Entropic* releasing all claims, known or unknown, that Employee may have against Entropic, and any subsidiary or related entity, their officers, directors, employees and agents, arising out of or any way related to Employee’s employment or termination of employment with Entropic.

1.3 280G. Notwithstanding section 1 .I above, if it is determined that the amounts payable to Employee under this Agreement, when considered together . with any other amounts payable to Employee as a result of a Change in Control (collectively, the “Payment”) would (i) constitute a “parachute payment” within the—meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Employee elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that: triggers the Payment): reduction of cash payments; reduction of accelerated vesting of stock options; reduction of employee benefits. In the event that acceleration of vesting of stock option compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Employee’s stock options (i.e. earliest granted stock option cancelled last) unless Employee elects in writing a different order for cancellation.

The accounting firm engaged by Entropic for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by Entropic is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Entropic shall appoint a nationally recognized accounting firm to make the determinations required hereunder. Entropic shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Employee and Entropic within fifteen (j5) calendar days after the date on which Employee’s right to a Payment is triggered (if requested at that time by Employee or Entropic) or such other time as requested by Employee or Entropic. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish Employee and Entropic with an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon Employee and Entropic, except as set forth below.

If, notwithstanding any reduction described in this Section 1.3, the IRS determines that Employee is liable for the Excise Tax as a result of the receipt of the Payment of benefits as described above, then Employee shall be obligated to pay back to Entropic, within thirty (30) days after a final IRS determination or in the event that Employee challenges the final IRS determination, a final judicial determination, a . portion of the payment equal to the “Repayment Amount.” The Repayment Amount with respect to the payment of benefits shall be the smallest such amount, if any, as—shall be required to be paid to Entropic so that Employee’s net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in Employee’s net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, Employee shall pay the Excise Tax.

Notwithstanding any other provision of this Section 1.3, if (i) there is a reduction in the payment of benefits as described in this section, (ii) the IRS later determines that Employee is liable for the Excise Tax, the payment of which would result in the maximization of Employee’s net after-tax proceeds (calculated as if Employee’s benefits had not previously been reduced), and (iii) Employee pays the Excise Tax, then Entropic shall pay to Employee those benefits which were reduced pursuant to this section contemporaneously or as soon as administratively possible after Employee pays the Excise Tax so that Employee’s net after-tax proceeds with respect to the payment of benefits is maximized.

1.4 Change in Control. A “Change in Control” means: (i) the direct or indirectly state or exchange in a single or series of related transactions by the stockholders of Entropic of more than fifty percent (50%) of the voting stock of Entropic; (ii) a merger or consolidation in which Entropic is a party after which the stockholders of Entropic immediately prior to such transaction hold less than fifty percent (.50%) of the voting securities of the surviving entity; (iii) the sale, exchange, or transfer of all or substantially all of the assets of Entropic after which the stockholders of Entropic immediately prior to such transaction hold less than fifty percent (50%) of the voting securities of the corporation or other business entity to which the assets of Entropic were transferred; or (iv) a liquidation or dissolution of Entropic.

1.5 Termination for “Cause.” For purposes of this Agreement, a termination for “Cause” occurs if Employee is terminated for any of the following reasons: (i) conviction of, or plea of nolo contendere to, a felony; (ii) theft or embezzlement, or attempted theft or embezzlement, of money or property or assets of the Company; (iii) termination consistent with the provisions and procedures of the Company’s drug policy; (iv) continued neglect of your duties in connection with your employment by the Company (not due to a physical or mental illness), which continues for at least ten (1 0) days after written notice of demand for compliance is delivered to you by the Company, which demand identifies the manner in which the Company believes that you have not performed such duties and the steps required to cure such failure to perform; or (v) intentional and willful engagement in misconduct which is materially injurious to the Company.

Notwithstanding the foregoing clause (iv), Employee may not be terminated for Cause as a result of his failure or inability to perform assigned duties which are substantially inconsistent with his duties and responsibilities in effect during the year preceding the Change in Control (or such shorter period of time as Employee was employed by Entropic).

Notwithstanding the foregoing clauses, your employment shall not be deemed to be terminated for Cause, and no other action shall be taken by the Company which is adverse to you hereunder unless and until there shall have been delivered to you a copy of a statement of the basis for Cause, signed and approved by an officer of the Company.

1.6 Voluntary Resignation for “Good Reason.” After a Change in Control, Employee may terminate Employee’s employment with Entropic for “Good Reason” by serving notice of resignation to Entropic with a description of the circumstances giving rise to the Good Reason. For purposes of this Agreement, “Good Reason” means: (a) the assignment to Employee of any duties, or any limitation of Employee’s responsibilities, substantially inconsistent with his positions, duties, responsibilities and status with Entropic immediately prior to the date of the Change of Control, (b) the relocation of the principal place of Employee’s service with Entropic to a location that is more than fifty (50) miles from Employee’s principal place of service with Entropic immediately prior to the date of the Change of Control, (c) any material reduction by Entropic of Employee’s base salary in effect immediately prior to the date of the Change of Control (unless reductions comparable in amount and duration are concurrently made for all other employees of Entropic with responsibilities, organizational level and title comparable to Employee) or (iv) any failure by Entropic to continue to provide Employee with the opportunity to participate in any benefit or compensation plans and programs in which Employee was participating immediately prior to the date of the Change of Control, or their equivalent.

1.7 Payment Upon Death or Disability. Neither death nor disability shall affect Entropic’s obligations hereunder, provided however that neither death nor disability shall be deemed to be Cause and death or disability shall be Good Reason under this agreement.

2. At-Will Employment. Employee acknowledges that Employee continues as an at-will employee and agrees that nothing in this Agreement is intended to or should be construed to contradict, modify or alter Employee’s at-will employment relationship with Entropic.

3. No Other Severance Benefits. Employee acknowledges and agrees that the Severance Package provided pursuant to this Agreement is in lieu of any other severance benefits to which Employee may be eligible under any other agreement and/or Entropic severance plan or practice.

4. General Provisions.

4.1 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

4.2 Successors and Assigns. The rights and obligations of Entropic under this Agreement shall inure to the benefit of and shall be binding upon the , successors and assigns of Entropic. Employee shall not be entitled to assign any of his rights or obligations under this Agreement, other than to his estate as provided in section 1.7.

4.3 Applicable Law. This Agreement shall be interpreted, construed, governed and enforced in accordance with the laws of the United States of America and the State of California. Each of the parties irrevocably consents to the exclusive jurisdiction of the federal and state courts located in San Diego, California, as applicable, for any matter arising out of or relating to this Agreement.

4.4 Amendments. No amendment or modification of the terms-or conditions of this Agreement shall be valid unless in subsequent writing and signed by the parties thereto.

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

EMPLOYEE:		ENTROPIC COMMUNICATIONS, INC.

/s/ Anton Monk		By:	/s/ Illegible
Name:	Anton Monk	Title:	Director of Finance, Assistant Secretary
Address:	5706 Willowmere Ln San Diego, CA 92130	Address:	9276 Scranton Road, Ste. 200 San Diego, California 92121